UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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☐      Definitive Proxy Statement
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☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

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AT&T/BellSouth Merger Filings
State President Talking Points-Q&As
March 31, 2006
Background
On Friday, March 31 AT&T and BellSouth expects to make a series of joint regulatory filings associated with the planned merger. These will include federal level filings with the Department of Justice and the FCC and a series of state commission filings across the country including the BellSouth region. The following is a summary of the filings in each BellSouth state:
Alabama
No commission approval is required. We plan to file a letter providing the commission with a high level summary of the merger on Friday, March 31.
Florida
Commission approval is required. We plan to file a joint application for approval on Friday, March 31.
Georgia
Commission approval is not required. We plan to make an informational filing on Friday, March 31 arguing that based upon past precedent approval is not required, but in the alternative, seeking approval.
Kentucky
Commission approval is required. We plan to file a joint application for approval on Friday, March 31 including pre-filed direct testimony. We expect full evidentiary hearings to take place.
Louisiana
Commission approval is required. We plan to file a joint application for approval and/or non-opposition to the change in control on Friday, March 31.
Mississippi
Commission approval is required. We plan to file a joint application for approval on Friday, March 31 including pre-filed direct testimony.
North Carolina
Commission approval of the merger is not required. We will be required to obtain approval of the transfer of BellSouth CLEC and long distance certificates to AT&T. We plan to file a pro-forma application for approval of the transfer of the certificates on Friday, March 31.
South Carolina
Commission approval is not required. We have received a letter from the staff agreeing that Commission approval of the merger is not required. We will also ask for an “allowable ex parte briefing” with the commission as soon as possible at which time AT&T and BellSouth representatives will explain the merger to the commission and answer their questions.

Tennessee
Commission approval is required. We plan to file a joint application for approval on Friday, March 31.
Media Response Statement — For Use Only As Needed
“AT&T and BellSouth have today made a series of federal and state commission filings associated with the planned merger including a filing with our state commission.
“State commission approval here of the merger is not required. We have however made an informational filing with the commission designed to provide regulators with background information and customer benefits of the merger.” (For use in states where commission approval is not required.)
“This planned merger is in the public interest and will provide substantial benefits to our customers. The filing made today details these benefits and we believe provides the commission with the evidence they need to approve the merger.” (For use in states where commission approval is required.)
Questions & Answers

Q.	When do you expect the merger to be completed?
A.	We expect the merger to close by March 2007.

Q.	What is the timing around approval of your filings with the DOJ and the FCC?
A.	There is a non-binding 180 day period for a decision.

Q.	What is the timing around approval of your filings with the state commissions in the BellSouth region?
A.	We have set a target to have all state proceedings completed by September.

Q.	Why is the commission here not required to approve this merger?
A.
Because the law of this State does not require Commission approval for this transaction, which takes place at the holding or parent company level. The operating company in this state will be the same after the merger as it is today.

Q.	Why is this merger in the public interest and what benefits will flow to customers?
➢	This merger will result in innovation and choices for customers.

➢	An improved network will provide a full range of integrated wireline/wireless services.

➢	The tradition of service that both companies bring will provide superior customer service.
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they become available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
     AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.